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                      STONE ARCADE ACQUISITION CORPORATION
                       c/o Stone-Kaplan Investments, LLC
                        One Northfield Plaza, Suite 480
                              Northfield, IL 60093


                                 July 26, 2005



VIA TELECOPY (202) 942-9516
---------------------------
Mr. John D. Reynolds
United States Securities and
Exchange Commission
100 F Street, NE
Washington, D.C. 20549-3651


RE: Stone Arcade Acquisition Corporation (the "Company") Registration Statement on Form S-1
                (File No. 333-124601) (the "Registration Statement")
                ---------------------------------------------------

Dear Mr. Reynolds:

     The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:00 p.m., on Thursday, July 28, 2005, or as soon thereafter as practicable.

                                     Very truly yours,


                                     STONE ARCADE ACQUISITION CORPORATION


                                     By:   /s/ Matthew Kaplan
                                          --------------------------------------
                                          Name:  Matthew Kaplan
                                          Title: President